EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Benchmark Electronics, Inc.:

      We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-61660, No. 333-26805, No. 333-28997 and No. 333-66889) of
Benchmark Electronics, Inc. of our report dated January 22, 1999, related to the consolidated balance sheets of Benchmark Electronics, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 annual report on Form 10-K of Benchmark Electronics, Inc.


KPMG LLP


Houston, Texas
March 29, 1999